Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior	(212) 836-9606
Chairman & CEO		Devin Sullivan	(212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES REPORTS FIRST QUARTER RESULTS

New York, NY – May 10, 2004 - Medis Technologies Ltd. (NASDAQ:MDTL) reported financial results today for its first quarter ended March 31, 2004. For the quarter ended March 31, 2004, the net loss was $3,241,000, or $.13 per share, based on 25,880,979 weighted average shares, compared to a net loss of $2,485,000, or $.11 per share, based on 22,446,271 weighted average shares for the quarter ended March 31, 2003. During the quarter ended March 31, 2004, the Company continued to increase funding of its fuel cell technologies.

“Our cash outlays for this past quarter are well in line with our expectations,” said Robert K. Lifton, Chairman and CEO of Medis Technologies. “We expect research and development costs and capital expenditures to continue to increase as we move along the path of product engineering through high volume manufacturing of our fuel cell  Power Pack products. We can also expect some modest increases in general and administrative expenses reflecting additional costs of conference presentations and other public relations in connection with introducing our Power Pack products to the business and investment communities, as well as costs associated with leasing larger facilities required for our fuel cell operations. Additionally, the Company raised approximately $14,293,000 in a private placement to institutional investors of 1,425,000 shares of its common stock during the quarter ended March 31, 2004. This infusion plus cash on hand presently gives us sufficient cash to carry on our program.

During these past two quarters we have been making progress on production engineering working with a leading Israeli company in the field of engineering and fabrication services called ARAN Research & Development Ltd. This has allowed us to efficiently address the next phase of our productization process including having small scale production capabilities in place.  With the addition of our relationship with Flextronics International which has a major operational group in Israel, we now have a team which is capable of taking our disposable Power Pack products to the completion of production engineering and to high volume production.

Accordingly, we expect that at the end of this year we will place a significant number of Power Pack products in the hands of our distribution partners who can then begin initial marketing and promotion with their retail relationships. The order flow from that activity will help us in our planning as we schedule the high volume production and delivery in the second half of next year.

In parallel with moving ahead on production capabilities we are advancing in negotiations for additional distribution relationships and OEM outreach regarding opportunities to bundle the Power Pack with their devices.

We look forward to the conferences in the next two months which were previously announced as opportunities to demonstrate our Power Pack products to various retail distribution channels and major OEMs and members of the investment community.”

Medis Technologies is involved in the development of highly advanced proprietary technology products primarily related to sources of clean energy for the 21st Century. Medis’ primary focus is on direct liquid fuel cell technology. Its business strategy is to license or sell its technologies to, or enter into joint ventures with, large international corporations or sell its products to end users through retail outlets and service providers. In addition to its fuel cell technology, Medis’ product pipeline, in varying stages of development, includes inherently conductive polymers, the toroidal engine and compressor and stirling cycle system. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts.  Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC.

This press release is available on Medis’ web site at www.medistechnologies.com.

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(Table to follow)

MEDIS TECHNOLOGIES LTD

SUMMARY OF RESULTS

March 31, 2004

(In thousands, except per share amounts)

(See notes below)

Statements of
Operations Data

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2004
	(Unaudited)	(Unaudited)

Sales	$37	$—
Cost of sales	18	—
Gross profit	19	—

R&D costs, net	1,192	2,010
SG&A expenses	817	1,238
Amortization of intangible assets	518	52
Operating loss	(2,508)	(3,300)
Other income, net	23	59
Net loss	$(2,485)	$(3,241)

Net loss per share -basic and diluted	$(.11)	$(.13)

Weighted-average common shares used in computing basic and diluted net loss per share	22,446	25,881

Selected Balance Sheet Data

	December 31, 2003	March 31, 2004
		(Unaudited)

Cash and cash equivalents	$6,620	$7,754
Short-term deposits	—	12,198
Working capital	5,760	18,592
Property and equipment, net	1,470	1,435
Goodwill and Intangible assets, net	59,085	59,033
Total assets	68,451	81,629
Long-term liabilities	1,193	1,294
Stockholders’ equity	65,977	78,662

NOTES

In January 2004, the Company issued 1,425,000 shares of its common stock in a private placement to institutional investors, for gross proceeds of approximately $14,588,000, less related costs of approximately $295,000.

From January 1 through March 31, 2004, the Company issued approximately 213,303 shares of its common stock pursuant to the exercise of stock options granted under the Company’s 1999 Stock Option Plan, as amended, for aggregate proceeds of approximately $1,217,000.

Financial information included in the Summary of Results has been derived from the Company’s unaudited condensed interim consolidated financial statements (“interim statements”) as of March 31, 2004. The interim statements should be read in conjunction with the Company’s annual financial statements as of December 31, 2003 and the year then ended, together with the accompanying notes.

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